Exhibit 10.4
MAKO SURGICAL CORP.
2008 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
MAKO Surgical Corp., a Delaware corporation, (the “Company”), hereby grants restricted stock units relating to shares of its common stock, $.001 par value, (the “Stock”), to the individual named below as the Grantee, subject to the vesting conditions set forth in this Agreement. Additional terms and conditions of the grant are set forth in this Agreement and in the Company’s 2008 Omnibus Incentive Plan (the “Plan”).
Grant Date:                           , 200_
Name of Grantee:
Grantee’s Employee Identification Number:
Number of Restricted Stock Units (RSUs) Covered by Grant:
Purchase Price per Share of Stock: $.001
Vesting Start Date:
Vesting Schedule:
In the event that the Schedule set forth below would result in vesting of a fractional number of RSUs, the number of RSUs that will vest will be rounded down to the nearest whole share, and the last scheduled vesting tranche will be rounded up, to the extent necessary, so that the full number of RSUs will have vested.

Number of RSUs that vest, as
a fraction of the number of
Vesting Date	RSUs granted

[MAKO TO INSERT VESTING SCHEDULE, such as:

One year anniversary of Vesting Start Date	___	%

Two year anniversary of Vesting Start Date	___	%

Etc.]

By signing this cover sheet, you agree to all of the terms and conditions described in the attached Agreement and in the Plan, a copy of which is also attached. You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent.

Grantee:

(Signature)

Company:

(Signature)

Title:

Attachment

This is not a stock certificate or a negotiable instrument.

MAKO SURGICAL CORP.
2008 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT

Restricted Stock Unit Transferability	This grant is an award of stock units in the number of units set forth on the first page of this Agreement, subject to the vesting conditions described in this Agreement (“Restricted Stock Units”). Your Restricted Stock Units may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Restricted Stock Units be made subject to execution, attachment or similar process.

Definitions	Capitalized terms not defined in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

Vesting	Your Restricted Stock Unit grant vests as to the number of Stock Units indicated in the vesting schedule and on the Vesting Dates shown on the first page of this Agreement, provided you are in Service on the Vesting Date and meet the applicable vesting requirements set forth in this Agreement. Except as specifically provided in this Agreement or as may be provided in other agreements between you and the Company, no additional Stock Units will vest after your Service has terminated for any reason.

Share Delivery Pursuant to Vested Units	Shares underlying the vested shares of Stock represented by the Restricted Stock Units will be delivered to you by the Company as soon as practicable following the applicable anniversary of the Vesting Date, but in no event beyond 2 1/2 months after the end of the calendar year in which the shares would have been otherwise delivered. The purchase price for the vested Shares of Stock is deemed paid by your prior services to the Company.

Forfeiture of Unvested Units	In the event that your Service terminates for any reason, you will forfeit to the Company all of the Restricted Stock Units that have not yet vested or with respect to which all applicable restrictions and conditions have not lapsed.

Termination For Cause	If your Service is terminated for Cause, then you shall immediately forfeit all your rights to your Restricted Stock Units.

Leaves of Absence	For purposes of this grant, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by the Company in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, your Service will be treated as terminating 90 days after you went on employee leave, unless your right to return to active work is guaranteed by law or by a contract. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Company determines, in its sole discretion, which leaves count for this purpose, and when your Service terminates for all purposes under the Plan.

Withholding Taxes	You agree, as a condition of this grant, that you will make acceptable arrangements, which must be consistent with and permitted by the rules and regulations established by the Company and the plan administrator, to pay any withholding or other taxes that may be due as a result of vesting in Restricted Stock Units or your acquisition of Stock under this grant. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to this grant, the Company will have the right to: (i) require that you arrange such payments to the Company in the form of cash or cash equivalents, or (ii) cause an immediate forfeiture of shares of Stock subject to the Restricted Stock Units granted pursuant to this Agreement in an amount equal to the minimum withholding or other tax obligation, rounding up to the nearest whole Share of Stock. In addition, in the Company’s sole discretion and consistent with the Company’s rules and regulations, the Company may permit you to pay the withholding or other taxes due as a result of the vesting of your Restricted Stock Units by such other methods as the Administrator may select, including by delivery (on a form acceptable to the Board) of an irrevocable direction to a licensed securities broker selected by the Company to sell shares of Stock and to deliver all or part of the sales proceeds to the Company in payment of the withholding taxes.

Retention Rights	Neither your Restricted Stock Units nor this Agreement give you the right to be retained by the Company (or any Parent, Subsidiaries or Affiliates) in any capacity. The Company (and any Parent, Subsidiaries or Affiliates) reserves the right to terminate your Service at any time and for any reason.

Shareholder Rights	You do not have any of the rights of a shareholder with respect to the Restricted Stock Units unless and until the Stock relating to the Restricted Stock Units has been delivered to you. [In the event of a cash dividend on outstanding Stock, you will be entitled to receive a cash payment for each Restricted Stock Unit. The Company may in its sole discretion require that dividends will be reinvested in additional stock units at Fair Market Value on the dividend payment date, subject to vesting and delivered at the same time as the Restricted Stock Unit.]

Forfeiture of Rights	To the extent permitted by applicable law, you agree that while you are a Service Provider and for a period of twelve (12) months immediately following your termination of Service, you shall not, directly or indirectly, solicit, induce, recruit or encourage any employees of the Company to leave their employment, either for yourself or any other person or entity. If you should take actions in violation of the foregoing, the Company shall have the right to cause a forfeiture of your rights, including, but not limited to, the right to cause: (i) a forfeiture of any outstanding Restricted Stock Units, and (ii) with respect to the period commencing twelve (12) months prior to your termination of Service with the Company and ending twelve (12) months following such termination of Service a forfeiture of any Stock acquired by you upon the vesting of Restricted Stock Units.

Adjustments	In the event of a stock split, a stock dividend or a similar change in the Stock, the number of shares covered by this grant shall be adjusted (and rounded down to the nearest whole number) if required pursuant to the Plan. Your grant shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Data Privacy	In order to administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting these Restricted Stock Units, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you are employed, including, with respect to non-U.S. resident grantees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery	The Company has chosen to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. The Plan prospectus is located at .

The Plan	The text of the Plan is incorporated in this Agreement by reference.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this grant of Restricted Stock Units. Any prior agreements, commitments or negotiations concerning this grant are superseded.

Non-U.S. Residents	If you are a non-U.S. resident, refer to the attached for additional terms and conditions with respect to your award.
By signing the cover sheet of this Agreement, you agree to call of the terms and conditions described above and in the Plan.